                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.    Name and Address of Reporting Person                            5.   If Amendment, Date of Original(Month/Year)
      SIMPSON, BARCLAY
      4120 Dublin Blvd., Suite 400                                    6.   Relationship of Reporting Person to Issuer (Check all
      Dublin, CA  94568                                                    applicable)
      USA                                                                  (X) Director                    (X) 10% Owner
                                                                           (X) Officer (give title below)  ( ) Other (specify below)
2.    Issuer Name and Ticker or Trading Symbol
      SIMPSON MANUFACTURING CO., INC. - (SSD)                                                CHAIRMAN OF THE BOARD

3.    IRS or Social Security Number of Reporting Person (Voluntary)   7.   Individual or Joint/Group Filing (Check Applicable Line)
                                                                           [X] Form filed by One Reporting Person
4.    Statement for Month/Year                                             [ ] Form filed by More than One Reporting Person
      NOVEMBER 2001

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect      |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership    |
                           |      |      |                                  |  Beneficially     |(D)or |                          |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                          |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                          |
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
                           | 11/09|    | |                  |   |           |                   |      |                          |
Common Stock               | /2001|  X | |           500    | A |   $25.30  |      3,500,571    |   D  |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
Common Stock               |      |    | |                  |   |           |          5,001    |   I  | By General Partnership   |
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                           |      |    | |                  |   |           |                   |      |                          |
Common Stock               |      |    | |                  |   |           |          2,143    |   I  | By Trust                 |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number   |10.|11.Nature  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva  |Dir|of Indirect|
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive       |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi     |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |        |cially     |Ind|           |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at   |ire|           |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of     |ct |           |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month      |(I)|           |
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
| Options on          |        |11/09|    | |           |   |01/01|12/31|            |       |        |           |   |           |
| Common Stock        | $25.30 |/2001|  X | |      500  | D |/2001|/2001|Common Stock|  500  |        |           |   |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number   |10.|11.Nature  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva  |Dir|of Indirect|
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive       |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi     |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |        |cially     |Ind|           |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at   |ire|           |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of     |ct |           |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month      |(I)|           |
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
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
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

Explanation of Responses:



SIGNATURE OF REPORTING PERSON

BY:  Barclay Simpson

/s/BARCLAY SIMPSON

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DATE

December 3, 2001
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